Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-176082
A filing fee of $141,885.52 based on a $1,238,093,500 maximum aggregate offering price, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the debt securities offered by means of this pricing supplement and the accompanying prospectus and prospectus supplement from Registration Statement No. 333-176082.
This paragraph shall be deemed to update the “Calculation of Registration Fee”
table in that Registration Statement.

PRICING SUPPLEMENT NO. 2 Dated June 21, 2012
To Prospectus Dated August 5, 2011 and
Prospectus Supplement Dated September 2, 2011

3M COMPANY
Medium-Term Notes, Series F

$650,000,000 1.000% Notes due 2017
$600,000,000 2.000% Notes due 2022

1.000% Notes due 2017		2.000% Notes due 2022

Type of Note:	Fixed Rate	Type of Note:	Fixed Rate

Principal Amount:	$650,000,000	Principal Amount:	$600,000,000

Price to Public:	99.539%	Price to Public:	98.515%

Security Description:	SEC-Registered 5-year Fixed Rate Notes	Security Description:	SEC-Registered 10-year Fixed Rate Notes

Proceeds to Company:	99.289% ($645,378,500)	Proceeds to Company:	98.065% ($588,390,000)

Interest Rate:	1.000% per annum	Interest Rate:	2.000% per annum

Original Issue Date:	June 26, 2012	Original Issue Date:	June 26, 2012

Maturity Date:	June 26, 2017	Maturity Date:	June 26, 2022

Interest Payment Dates:	June 26 and December 26 of each year, commencing December 26, 2012	Interest Payment Dates:	June 26 and December 26 of each year, commencing December 26, 2012

Redemption:	Not redeemable	Redemption:	Not redeemable

Day Count Convention:	30/360	Day Count Convention:	30/360

Form:	DTC, Book-Entry	Form:	DTC, Book-Entry

CUSIP/ISIN:	88579Y AE1 / US88579YAE14	CUSIP/ISIN:	88579Y AF8 / US88579YAF88

Selling Concession:	0.150%	Selling Concession:	0.250%

Reallowance:	0.075%	Reallowance:	0.125%

Underwriters:	Citigroup Global Markets Inc.
	Deutsche Bank Securities Inc.
	Morgan Stanley & Co. LLC
	Barclays Capital Inc.
	Goldman, Sachs & Co.
	J.P. Morgan Securities LLC
	Merrill Lynch, Pierce, Fenner & Smith Incorporated
	UBS Securities LLC

Use of Proceeds:	The Company intends to use the net proceeds from the sale of the notes for general corporate purposes.

Supplemental Information Concerning Plan of Distribution:

On June 21, 2012 the Company agreed to sell to the underwriters listed below, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 99.289% for the notes due 2017, and at a net price of 98.065% for the notes due 2022. The purchase price for the notes equals the stated issue price of 99.539% less a combined management and underwriting commission of 0.250% of the principal amount of the notes due 2017, and the stated issue price of 98.515% less a combined management and underwriting commission of 0.450% of the principal amount of the notes due 2022.

	Name	Principal Amount of Notes due 2017	Principal Amount of Notes due 2022

	Citigroup Global Markets Inc.	$162,500,000	$150,000,000

	Deutsche Bank Securities Inc.	162,500,000	150,000,000

	Morgan Stanley & Co. LLC	162,500,000	150,000,000

	Barclays Capital Inc.	32,500,000	30,000,000

	Goldman, Sachs & Co.	32,500,000	30,000,000

	J.P. Morgan Securities LLC	32,500,000	30,000,000

	Merrill Lynch, Pierce, Fenner & Smith	32,500,000	30,000,000
	Incorporated

	UBS Securities LLC	32,500,000	30,000,000

	Total	$650,000,000	$600,000,000

Certain of the underwriters and their affiliates have provided in the past to the Company and its affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the Company and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, certain of the underwriters and their affiliates are lenders under the Company’s credit agreement dated August 5, 2011.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of the Company.